Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
CenterPoint Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	7.000% Fixed-to- Fixed Reset Rate Junior Subordinated Notes, Series A, due 2055	Rule 457(r)	$400,000,000	100%	$400,000,000	0.00014760	$59,040

	Debt	6.850% Fixed-to- Fixed Reset Rate Junior Subordinated Notes, Series B, due 2055	Rule 457(r)	$400,000,000	100%	$400,000,000	0.00014760	$59,040

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$800,000,000		$118,080

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$118,080

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on
Form S-3 (File No. 333-272025) in
accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.